Gehl Company	Tel: 262/334-9461
143 Water Street	Fax: 262/338-7517
P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:
Thomas M. Rettler
Chief Financial Officer
262-334-6632

News Release

GEHL COMPANY REPORTS RECORD FOURTH QUARTER SALES AND FULL YEAR
2006 RECORD SALES, INCOME AND EPS; ISSUES 2007 FULL YEAR OUTLOOK

        WEST BEND, WI, February 26, 2007 - Gehl Company (NASDAQ GSM: GEHL), today reported record fourth quarter 2006 sales to complete a record year. Full year 2006 net sales were $486.2 million, an increase of 9% from 2005 net sales of $447.0 million. Global market share gains in the Company's skid loader product line, along with strong demand throughout most of the year for its telehandler product line and improved product price realization, all contributed to the Company's revenue growth.

        Income from operations was $46.1 million, or 9.5% of net sales, in 2006 compared to $38.8 million, or 8.7% of net sales, in 2005. Operating expenses as a percent of sales remained flat at 12% in 2006 compared to 2005. This result was achieved despite a pre-tax compensation expense of $1.1 million, or 0.2% of net sales, related to the expensing in 2006 of stock-based awards pursuant to FASB Statement No. 123R and a fourth quarter pre-tax charge of $1.1 million for an accounts receivable reserve related to a customer account currently in collection. Gross margin improved to 21.5% in 2006 compared to 20.6% in 2005. The increase in gross margin was primarily due to improved product price realization and ongoing cost reduction initiatives. These increases were partially offset by the impact of changes in customer mix and cost increases associated with steel and component parts.

        Net income from continuing operations was $28.1 million, or $2.26 per share, for 2006 compared with net income from continuing operations of $22.1 million, or $2.00 per share, for 2005. The 2006 net income from continuing operations includes the previously discussed accounts receivable after-tax charge of $0.7 million, or $0.06 per share, and the after-tax impact of the FASB Statement No. 123R expense of $0.7 million, or $0.06 per share.

( M O R E )

Gehl Company
Reports Record Fourth Quarter Sales and Full Year 2006 Record Sales, Income from
Continuing Operations and EPS; Issues 2007 Full Year Outlook
February 26, 2007

        Net sales for the fourth quarter ended December 31, 2006 were a record $103.6 million, an increase of 1% from the 2005 fourth quarter net sales of $102.4 million. Net sales remained solid in the quarter despite softening conditions in certain markets and product categories. The North American skid loader and telehandler markets decreased 22.9% and 11.6%, respectively, during the fourth quarter of 2006 versus the fourth quarter of 2005. During the comparable period, the Company experienced only a 17.6% decline in skid loader demand and an increase in telehandler demand of 7.4%, demonstrating the continuation of its market share gains.

        Income from operations was $7.9 million, or 7.7% of net sales, in the fourth quarter of 2006 compared to $9.5 million, or 9.2% of net sales, in the fourth quarter of 2005. Operating expenses were 13.3% of net sales in the fourth quarter of 2006, up from 10.7% in the fourth quarter of 2005. The increase in operating expenses as a percentage of net sales was due, in part, to pre-tax compensation expense of $0.3 million, or 0.2% of net sales, related to the expensing of stock-based awards in 2006 pursuant to FASB Statement No. 123R and the fourth quarter pre-tax charge of $1.1 million, or 1.0% of net sales, for an accounts receivable reserve related to a customer account currently in collection. In addition to the current year adjustments, the 2005 fourth quarter was positively impacted by $2.3 million, or 2.2% of net sales, as a result of reversing a warranty charge the Company had recorded in its second quarter of 2005.

        Gross margin improved to 20.9% in the fourth quarter of 2006 compared to 19.9% in the fourth quarter of 2005. The increase in gross margin was primarily due to improved product price realization and reduced manufacturing spending. These increases were partially offset by the impact of changes in customer mix and cost increases associated with steel and component parts.

Gehl Company
Reports Record Fourth Quarter Sales and Full Year 2006 Record Sales, Income from
Continuing Operations and EPS; Issues 2007 Full Year Outlook
February 26, 2007

        Net income from continuing operations was $4.9 million, or $0.40 per share, for the fourth quarter of 2006 compared with net income from continuing operations of $5.8 million, or $0.46 per share, for the fourth quarter of 2005. The fourth quarter 2006 net income from continuing operations includes the previously discussed accounts receivable after-tax charge of $0.7 million, or $0.06 per share, and the after-tax impact of stock-based compensation expense under FASB Statement No. 123R of $0.2 million, or $0.02 per share. In addition, the 2005 fourth quarter net income from continuing operations was positively impacted by $1.5 million after-tax, or $0.12 per share, as a result of the warranty reversal previously described.

        "The employees of Gehl Company pulled together to produce another year of excellent financial results as we recorded record sales, income and earnings per share from continuing operations. We gained market share in our two largest product categories, skid loaders and telehandlers, despite the market for North American skid loaders being down from 2005," said William D. Gehl, Chairman and Chief Executive Officer. "We believe our focus on compact equipment, recent investments in the business, and continued focus on cost savings are the right strategies to position the Company for the future."

2007 Full Year Outlook

        As new housing starts in North America declined in the second half of 2006, demand for the Company's products in its North American markets slowed mid-way through the fourth quarter of 2006. Backlog as of February 23, 2007, of $125 million decreased 42% from the same time a year earlier, but is up $71 million, or 131% from the December 31, 2006 backlog level. We believe additional industry manufacturing capacity and available inventory in the market resulted in customers delaying orders due to a decrease in lead times.

        North American markets are currently forecasted to be down through the first half of 2007 with some recovery anticipated over the second half of the year. Industry forecasts for the first quarter alone project a reduction in demand of anywhere from 5% to 30% depending on the product category.

Gehl Company
Reports Record Fourth Quarter Sales and Full Year 2006 Record Sales, Income from
Continuing Operations and EPS; Issues 2007 Full Year Outlook
February 26, 2007

        Based on current 2007 market forecasts, current Company backlog position, new product acceptance rate and targeted market share gains, the Company expects 2007 net sales to be in the range of $465 million to $495 million. Despite improving gross margin, full year operating margin is expected to decline slightly due to incremental operating expense investments in product research and development and information technology projects totaling approximately $4.3 million. The Company expects net income per share from continuing operations of $2.00 to $2.30 in 2007.

        "We share the belief with many others in the industry that 2007 represents a market pause and anticipate the continuation of the current growth cycle in 2008," said Mr. Gehl. "By historical standards, 2007 will be a strong year and we are confident that our key customer relationships and sole focus on compact equipment provide the foundation to deliver solid performance in 2007 and beyond."

        All income per share information included in this release is on a diluted basis.

Conference Call

        A conference call is scheduled for 1:00 p.m. CST on Monday, February 26, 2007. The call will review 2006 fourth quarter and annual earnings and discuss the Company's 2007 full year outlook.

        All interested parties are invited to listen to the presentation. The conference call may be accessed by dialing (866) 700-6067 or (617) 213-8834 up to 15 minutes before the call begins. The passcode is 37603792. Access may also be gained through the Company's web site (www.gehl.com) by first clicking on the Investor Relations tab and then clicking on Web Casts and then selecting the 4th Quarter 2006 Financial Earnings Conference Call Web Cast. A replay of the conference call will be available beginning at 4:00 p.m. CST. An archive of the presentation will be available for one year on the web site after the call. A telephonic replay of the audio presentation will be available for one week after the call. Dial (888) 286-8010 or (617) 801-6888. The replay pass code is 31535145.

Gehl Company
Reports Record Fourth Quarter Sales and Full Year 2006 Record Sales, Income from
Continuing Operations and EPS; Issues 2007 Full Year Outlook February 26, 2007

Forward Looking Statements

        Certain statements included in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. When used in this press release, words such as the Company "believes," "anticipates," "expects", "estimates" or "projects" or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, those risk factors cited in the Company's filings with the Securities and Exchange Commission, any adverse change in general economic conditions, unanticipated changes in capital market conditions, the Company's ability to implement successfully its strategic initiatives (including cost reduction initiatives), market acceptance of newly introduced products, unexpected issues related to the pricing and availability of raw materials (including steel) and component parts, unanticipated difficulties in securing product from third party manufacturing sources, the ability of the Company to increase its prices to reflect higher prices for raw materials and component parts, the cyclical nature of the Company's business, the Company's and its customers' access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates or interest rates, the Company's ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any strategic transactions effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company's expectations for the future, including those listed in the "2007 Full Year Outlook" above, are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company's ability to achieve its expectations.

Gehl Company
Reports Record Fourth Quarter Sales and Full Year 2006 Record Sales, Income from
Continuing Operations and EPS; Issues 2007 Full Year Outlook
February 26, 2007

About Gehl Company

        Gehl Company (Nasdaq GSM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI. The Company markets its products under the Gehl(R)and Mustang(R)brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).

( TABLES TO FOLLOW )

Gehl Company
Gehl Company Reports Record 4th Quarter Sales and Full Year 2006 Record Sales, Income From
Continuing Operations and EPS; Issues 2007 Full Year Outlook
February 26, 2007

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in thousands, except per share data)

	For the Fourth Quarter Ended		For the Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Net sales	$103,618	$102,437	$486,217	$446,959
Cost of goods sold	81,949	82,059	381,813	354,703

Gross profit	21,669	20,378	104,404	92,256
Selling, general and administrative expenses	13,730	10,927	58,270	53,421

Income from operations	7,939	9,451	46,134	38,835
Interest expense	(872)	(1,029)	(3,646)	(5,469)
Interest income	1,290	1,091	4,309	4,314
Other expense, net	(824)	(983)	(3,929)	(4,324)

Income from continuing operations before income taxes	7,533	8,530	42,868	33,356
Provision for income taxes	2,598	2,779	14,790	11,218

Income from continuing operations	4,935	5,751	28,078	22,138
Income (loss) from discontinued operations, net of tax	(386)	445	(774)	(338)
Loss on disposal of discontinued operations, net of tax	(42)	--	(7,797)	--

Net income	$4,507	$6,196	$19,507	$21,800

Diluted net income (loss) per share:
from continuing operations	$0.40	$0.46	$2.26	$2.00
from discontinued operations	(0.03)	0.04	(0.69)	(0.03)

Total diluted net income per share	$0.36	$0.50	$1.57	$1.97

Weighted average number of common
shares and common stock equivalents	12,445	12,449	12,421	11,054
Basic net income (loss) per share:
from continuing operations	$0.41	$0.48	$2.33	$2.09
from discontinued operations	(0.04)	0.04	(0.71)	(0.03)

Total basic net income per share	$0.37	$0.52	$1.62	$2.06

Weighted average number of common
shares	12,115	11,956	12,051	10,583

Gehl Company
Gehl Company Reports Record 4th Quarter Sales and Full Year 2006 Record Sales, Income From
Continuing Operations and EPS; Issues 2007 Full Year Outlook
February 26, 2007

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	December 31, 2006	December 31, 2005

ASSETS
Cash	$6,892	$4,842
Accounts receivable - net	187,582	158,695
Finance contracts receivable - net	8,371	34,524
Inventories	48,649	39,121
Assets of discontinued operations - net	3,783	28,045
Deferred income taxes	9,128	7,483
Retained interest in sold finance contracts	20,318	9,748
Prepaid expenses and other current assets	6,310	4,444

Total current assets	291,033	286,902
Property, plant and equipment - net	32,415	29,923
Goodwill	11,748	11,748
Other assets	29,914	19,599

Total assets	$365,110	$348,172

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$89,504	$74,296
Long-term debt obligations	24,719	51,450
Other long-term liabilities	20,106	12,950
Deferred income taxes	--	983
Total shareholders' equity	230,781	208,493

Total liabilities and shareholders' equity	$365,110	$348,172

Gehl Company
Gehl Company Reports Record 4th Quarter Sales and Full Year 2006 Record Sales, Income From
Continuing Operations and EPS; Issues 2007 Full Year Outlook
February 26, 2007

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Year Ended
	December 31, 2006	December 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,507	$21,800
Adjustments to reconcile net income to net cash
provided by (used for) operating activities:
Loss on discontinued operations (non-cash), net of taxes	5,916	--
Depreciation and amortization	4,553	4,945
Compensation expense for share based payments	1,605	232
Gain on sale of property, plant and equipment	(38)	(162)
Cost of sales of finance contracts	4,288	2,732
Deferred income taxes	(653)	(206)
Tax benefit related to exercise of stock options	246	1,110
Proceeds from the sales of finance contracts	207,821	190,028
Increase in finance contracts receivable	(186,188)	(154,902)
Increase in retained interest in sold finance contracts	(19,257)	(17,871)
Increase (decrease) in cash due to changes in:
Accounts receivable - net	(19,425)	(54,446)
Inventories	(4,057)	(6,037)
Accounts payable	(5,966)	4,426
Other	(414)	700

Net cash provided by (used for) operating activities	7,938	(7,651)
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(6,447)	(7,575)
Proceeds from the sale of property, plant and equipment	2,326	478
Other	(25)	20

Net cash used for investing activities	(4,146)	(7,077)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on proceeds from revolving credit loans	(26,731)	(17,595)
Repayments of other borrowings - net	22,239	(17,298)
Proceeds from issuance of common stock	2,750	49,201

Net cash (used for) provided by financing activities	(1,742)	14,308
Net increase (decrease) in cash	2,050	(420)
Cash, beginning of period	4,842	5,262

Cash, end of period	$6,892	$4,842